Exhibit 4.18

LONG TERM PURCHASING AGREEMENT

This agreement is entered into between:

Israel Aircraft Industries Ltd.		Odem Electronic (1992) Technologies Ltd.
Commercial Aircraft Group		20 Freiman Street, Second Floor
Production Division		Rishon Letzion
Ben Gurion International Airport,	and	Israel
70100, Israel		(hereafter referred to as "Seller")
(hereafter referred to as "IAI")

1.	PREAMBLE

1.1	The purpose of this agreement is to establish a long term agreement between the Parties for the purchase by IAI of the Parts set forth in Appendix “A” hereto (hereinafter the “Parts”) for its G200 (Galaxy) and G150 Business Jet Programs (including all derivatives thereof) and any other programs agreed to between the parties.

1.2	The aim of the parties in this Agreement is to establish a good and efficient working relationship so as the parties will be able to work by deliveries “Ship to Bins”.

2.	DURATION OF AGREEMENT

2.2	This Agreement shall become effective upon its signature by both Parties (hereafter referred to as the “Effective Date”), and shall remain in effect until the earlier of (a) termination of this Agreement by IAI in accordance with paragraph 9 below, or (b) 31 December 2008.

2.3	Upon mutual agreement of the parties, this Agreement may be extended until 31 December 2011, provided that both parties agree in writing on such extension prior to 1 June 2009. In the event that the parties elect to extend the agreement, the extended agreement shall be subject to the terms and conditions of this agreement in effect on 31 December 2008, including the terms and conditions of paragraph 9 below.

3.	PURCHASE ORDERS

3.1	During the term of this Agreement, IAI shall have an irrevocable option, exercisable at IAI’s discretion at any time, and from time to time, to purchase Parts and/or spares or replacements therefore, by way of (a) regular purchase orders or (b) “ship to bin”, as specified in paragraph 8, all to be subject to the terms and conditions of this Agreement and the Standard Purchase Order Terms and Conditions (hereafter referred to as the “Standard T & C”) of IAI’s Purchase Orders. No Purchase Order of IAI shall be binding on Seller if the Seller has rejected such Purchase Order because of terms inconsistent with the terms of this Agreement in writing, no later than three (3) Business Days after receipt of the Purchase Order, of Seller’s acceptance thereof.

3.2	The terms of IAIs Standard T & C shall be incorporated by reference into this Agreement for all IAI Purchase Orders for Parts. All Parts delivered hereunder shall be subject to IAI’s quality assurance requirements which shall require, among other things, that: (a) the manufacturer of the Part shall be included in the list of approved manufacturers, as detailed and listed in the IAI’s website (the “Approved Manufacturer”), and (b) the Part shall be detailed with the part number allocated to it by such Approved Manufacturer, including the date code (“Date Code”), and any related quality assurance information (collectively, the “Standard Requirements”). In the event that IAI shall cease working with an Approved Manufacturer, IAI shall afford Seller reasonable notice period in order for Seller to select and find a suitable replacement Approved Manufacturer. Seller shall maintain all of the aforesaid Standard Requirements for all Parts in Sellers buffer inventory, as detailed in paragraph 6 below. In the event of a conflict between the Standard T & C and the terms of this Agreement, the terms of this agreement shall be deemed to prevail.

3.3	For the sake of clarity, if the event of that IAI decides to issue a purchase order by way of “ship to bin” as specified in paragraph 8, then IAI shall issue a Purchase Order/s that shall only cover IAI’s due payments to Seller prior thereto. This Purchase Order/s shall not create or form any liability from IAI to Seller. Therefore, if for any reason this Agreement shall be terminated prior to delivery by Seller to IAI under the “ship to bin” purchase order, then IAI shall not be liable for the Purchase Order but only for the Parts consumed by Seller to meet the “ship to bin”purchase order, as specified in accordance with paragraph 9.

3.4	The monthly delivery rate for each Purchase Order issued by IAI pursuant to this Agreement shall be determined and specified by IAI in such Purchase Order. IAI shall not be obligated to any minimum or maximum monthly rate of delivery. Seller shall only be obligated to deliver in accordance with the Purchase Orders it has not rejected in accordance with Section 3.1 above.

3.5	There shall be no minimum or maximum quantities requirement for any Purchase Orders for parts by IAI.

3.6	IAI may, at no additional cost and on giving two (2) weeks written notice to Seller prior to the scheduled delivery date of any Part on order, accelerate the delivery date of such Part.

3.7	IAI may, at no additional cost and on giving one (1) week written notice to Seller prior to the scheduled delivery of any Part on order, stretch-out the delivery date of such part.

4.	SPECIAL BUSINESS PROVISIONS

4.1	IAI shall be entitled, at any time subsequent to the Effective Date and on providing written notice to Seller, to add Parts to Appendix “A”, as well as to change the quantity of any Part required per shipset. The purchase and sale of any Parts added to Appendix “A” shall be subject to the terms and conditions of this Agreement in effect as at the date of such addition. The unit price of any Part added to Appendix “A” shall be negotiated by the Parties in good faith prior to such addition provided that the prices will not exceed the prices Seller grants to its most favored customers for the same Parts, and shall be added to Appendix A.

4.2	In the event of a reduction in the quantity of any Part required per shipset, IAI shall provide Seller at least thirty (30) days prior written notice and thereafter shall be entitled, at no additional cost, to reduce the quantity of such Part/s, provided that IAI pays any amounts due on any outstanding Purchase Orders.

5.	PRICES AND TERMS OF PAYMENT

5.1	The price for each Part is set forth in Appendix “A” hereto. Subject to IAI’s right to terminate this Agreement, as detailed paragraph 9 below, the prices listed in Appendix “A” shall remain valid for deliveries through 31 December 2008 (and through 31 December 2011, if the parties elect to extend this Agreement as per Article 2 hereabove), and will not be subject to increase during this period.

The prices mentioned above DDP per Incoterms 2000 and include all costs for delivery and insurance to IAI’s line station bins and/or plant receiving dock as per IAI’s requirement.

For the sake of clarity, Title and risk of loss for any Parts delivered, shall pass on to IAI only after the Parts are delivered in accordance with IAI’s instructions to the required delivery place.

5.2	For Ship To Bin deliveries in accordance with paragraph here under, Invoices shall be provided by Seller to IAI on a monthly basis. Seller shall invoice IAI only with respect to those bags that have already been delivered in accordance with paragraph 5.1 above. Each invoice shall be accompanied by a diskette with sale information broken down by Part Number, price, quantities and any other criterion, as required by IAI. Such information may be provided by Seller to IAI via Fax or email.

5.3	The terms of payment for any Purchase Order issued pursuant to the terms and conditions of this Agreement shall be net ninety (90) days from the date IAI receives an invoice and the goods ordered in accordance with the relevant delivery date. Payment will be effected in accordance with IAI’s payment schedule, namely the 15th of the month if the date IAI receives an invoice or the goods is on or before the 15th, or, the last day of the month if the date IAI receives an invoice or the goods is after the 15th.

6.	BUFFER INVENTORY

6.1.	Throughout the duration of this agreement and notwithstanding the existence or not of any open IAI Purchase Orders, Seller will maintain, at no additional cost to IAI, a buffer inventory of the Parts set forth in Appendix “A” in order to support IAI’s production line in the event:

—	of stoppages on IAI’s production line arising from rejected and/or damaged and/or lost and/or scrapped Parts;

—	that IAI increases its required monthly rate of delivery; or

—	that Seller's normal production schedule is interrupted due to unforeseen / uncontrollable events arising.

6.2.	The said buffer Inventory shall be comprised of sufficient shipsets of each Part set forth in Appendix “A” to support IAI’s required delivery rate for three (3) months (as at the date of signature hereof IAI’s monthly delivery rate for G200 is two (2) shipsets and for the G150 – [TBD]).

6.3.	Seller will be required in writing to adjust its buffer inventory in accordance with any notification of change in IAI’s required monthly rate of delivery and / or any change in the quantity of any Part required per shipset.

6.4.	Seller shall be required to update its buffer inventory to the latest configuration at all relevant times and shall replenish such inventory whenever same is depleted for any reason as soon as possible but no later than four (4) weeks after such depletion.

6.5.	Seller’s buffer inventory shall be available for shipment to IAI within one (1) Business Day of Seller’s receipt of IAI’s request therefor via facsimile or e-mail.

6.6.	Seller shall provide IAI, on IAI’s request in writing and discretion, at any time, a full status report of all Parts in Seller’s buffer inventory.

6.7.	On giving Seller reasonable written notice, IAI’s representatives shall be granted access to Seller’s premises in order to inspect the status of Seller’s buffer inventory and to review Seller’s quality assurance procedures.

7.	WARRANTY

7.1	Seller warrants that all Parts delivered to IAI under this Agreement will conform to the specifications in the relevant Purchase Order for such Parts, shall be free from any defects in material, workmanship, design and will be fit for the purpose intended. The aforesaid warranty shall apply to any defect discovered within eighteen (18) months of delivery of any Part to IAI.

7.2	If any Parts as delivered do not comply with the Warranty set forth in 7.1 above, Seller shall, at IAI’s option, replace such Part, repair such Part, or pay IAI’s or IAI’s customer’s costs required to repair or replace such Part.

7.3	Seller shall have no obligation to provide such warranty if the material defect or substantial non-compliance with the specifications in the relevant Purchase Order was caused (i) through fault of IAI or otherwise through misuse of the Parts, or (ii) by modification of the Parts other than by Seller or not as specifically authorized by Seller.

7.4	The foregoing warranties are the sole and exclusive warranties pertaining to the Parts. Except as provided above, the Parts are delivered “as is”, without any other warranty, whether express or implied, including, without limitation, any implied warranty of merchantability or fitness for a particular purpose, and of any other obligation on the part of Seller. Seller does not make, and IAI hereby waives, any other warranty, express or implied.

7.5	SELLER SHALL NOT, UNDER ANY CIRCUMSTANCES, BE LIABLE TO IAI OR ANY THIRD PARTY FOR ANY SPECIAL, INCIDENTAL, INDIRECT, OR CONSEQUENTIAL DAMAGES ARISING IN ANY WAY UNDER THIS AGREEMENT OR FROM DEFECTS IN THE PARTS UNDER ANY THEORY OF LIABILITY, EVEN IF SELLER IS INFORMED IN ADVANCE OF THE POSSIBILITY OF SUCH DAMAGES.

7.6	In the event of non-compliance of any Part with any of the warranties set forth above, Seller shall replace said Part within one (1) Business Day of IAI’s written notice to Seller.

7.7	In the event that Seller has not delivered a Part to IAI on-time or has delivered a Part with unsuitable Quality, and Seller has not rectified such within a grace period of seven (7) business days, then IAI shall be entitled to purchase such Part from other sources and Seller shall compensate IAI for the difference between the agreed prices per Attachment A and the actual purchase price for such Part up to a limit of an additional 100% over the agreed prices per Attachment A.

8.	SHIP TO BIN

8.1	All deliveries of Parts shall be made to line station bins. Seller shall provide personnel and institute procedures (to be approved by IAI), such as periodic plant checks, to insure an interrupted flow of Parts at IAI station bins and, as applicable, at all times. All deliveries of Parts shall be bar coded with the ordering IAI bar code information. A delivery receipt may, at IAI’s discretion, be signed by a representative of the ordering IAI plant for each Part delivered to the receiving dock and production line bins.

8.2	Upon Seller’s request, on 1 January and 1 July of each calendar year during the term of this Agreement, IAI shall provide Seller with a reasonable forecast of its usage of Parts for the next six (6) month period, based on bona fide reasonable assumptions of IAI in good faith for the next six (6) months period. IAI shall not be bound to any quantity of Parts forecasted. IAI shall furthermore be entitled to change its forecasts when necessary and for any reason. On receiving any forecast from IAI, including any changes to a forecast, Seller shall coordinate with its suppliers in order to ensure that they effect an appropriate allocation of their production time and material resources to provide for the said forecast.

8.3	Seller shall survey all line station bins and loading dock facilities each two (2) weeks. Seller shall replenish all line station bins and loading dock facilities one (1) week after each such survey. The quantity of stock Seller shall maintain in each line station bin, will conform with IAI’s monthly rate of production (as at the date of signature hereof IAI’s monthly delivery rate for G200 is two (2) shipsets and TBD per year for the G150 program).

8.4	Deliveries shall be effectuated through a “two bag” system, whereby (a) two shipsets of Parts shall be included in each bag, and (b) Seller shall ensure that there are always two bags, one open and one closed, of each Part in the station bins.

8.5	Seller shall send to IAI’s Security Department a list of Seller’s workers that will deliver the Parts into IAI’s facilities. This list will be subject to the approval of IAI’s Security Department. IAI’s Security Department is the only body that can approve any entrance of Seller’s workers into IAI.

8.6	IAI’s Standard T & C’s shall apply to this paragraph 8. In the event of a conflict between the Standard T & C and the terms of this paragraph, the terms of this paragraph shall be deemed to prevail.

8.7	For sake of clarity, in order to continue the smooth flow of Parts to IAI and whereas IAI has inventory of all Parts at the date of signing this agreement, the parties agree that IAI shall continue to consume all its inventory before using any Parts from the station bins.

8.8	The parties shall agree to and create a flow chart of activities and procedures that shall detail the flow of work and payment between the parties.

9.	CANCELLATION FOR CONVENIENCE TERMINATION OF AGREEMENT

9.1	IAI may at any time, cancel this Agreement or a Purchase Order or a portion of a Purchase Order or any Part on the attached Appendices. In such event, IAI shall pay Seller for all Parts delivered to IAI and for Sellers buffer inventory in Israel for such cancelled Parts in accordance with sub-paragraph 6.2 for all Parts that Seller has not succeeded in diverting to other customers and has given IAI written confirmation of its efforts to this effect.

In the event of termination of any program, then IAI’s sole liability shall be for all Parts delivered to IAI and for not more than 60% of Sellers buffer inventory in Israel for such cancelled Parts in accordance with sub-paragraph 6.2 for all Parts that Seller has not succeeded in diverting to other customers and has given IAI written confirmation of its efforts to this effect. Seller shall also invest all efforts to support IAI with Selling all the Parts delivered to IAI.

For the sake of clarity, IAI’s above liabilities shall not exceed the then current rate of delivery in accordance with Sub-paragraph 6.2.

9.2	This Agreement may be terminated by a party upon the occurrence of any of the following:

(1)	The other party has not cured a breach within forty-five (45) days after having received written notice of such breach from the other party;

(2)	The other party ceases doing business or commences dissolution and winding up of its affairs; or

(3)	The other party is unable to fulfill its obligations under this Agreement for more than ninety (90) days due to a Force Majeure event as defined in paragraph 11.3 below.

10.	QUALITY ASSURANCE

With regard to any ship to bin orders, Seller undertakes to abide by all of the Quality Assurance requirements, including but not limited to CAG9000.

Seller shall invest all it’s best efforts to complete all Quality Assurance requirements in order to provide Parts by way of Ship to Bin Per Paragraph 8, no later than four (4) months after signature of this contract.

In the event that any Part is delivered by Seller to IAI without the required documentation then Seller shall pay IAI $150 per each Part, provided Seller has not rectified such within seven (7) business days.

11.	MICELLANEOUS

11.1	Reporting. Seller shall provide IAI with any reports required by IAI that shall include any information associated with the delivery of all Parts, for example Sellers stock, Seller’s orders to manufacturers, delivery dates to Sellers facility and etc. Such information shall be supplied to IAI in written format approved by IAI.

11.2	Kit to Floor. In the event that IAI shall request to work by way of “Kit to Floor” meaning that Seller shall provide IAI with Kits (a set/group of Parts in accordance with a defined and quantified list that is to be supplied as one lot), then Seller shall be entitled to an additional two percent (2%) to the Part prices and the parties shall agree on the procedure and method to implement such Kit to Floor.

11.3	Force Majeure. The performance by either party of its obligations under this Agreement shall be suspended for a period that is reasonable under the circumstances if the failure or delay thereof is caused by Approved Manufacturer’s default or delay, strike, riot, fire flood, natural disaster, or similar cause beyond such party’s reasonable control. The party wishing to claim relief by reason of force majeure shall notify the other party in writing without delay of such event and of any cessation thereof. In event of force majeure, the parties shall continue to perform their respective obligations that are not affected by such force majeure.

11.4	Confidentiality. Each party shall treat as confidential all confidential information of the other party, shall not use such confidential information except as set forth herein, and shall not disclose such confidential information to any third party. Each party shall promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party’s confidential information. This provision shall also apply to each of the parties’ agents, affiliates, employees, consultants, subcontractors and distributors.

11.5	Modifications. This Agreement may be modified only by a written document duly signed by an authorized officer of both parties which references this Agreement.

11.6	This Agreement, including the Appendixes, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all representations, undertakings and agreements previously made between the parties with respect to the subject matter of this Agreement.

11.7	This Agreement shall be subject to the laws of the state of Israel, and the competent courts of the Tel Aviv District Court, Israel shall have exclusive jurisdiction over any dispute arising thereunder.

11.8	Seller will act as an independent contractor under the terms of this Agreement. There shall be no employer/employee or agency relationship between Seller and IAI.

11.9	This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and enforceable against the Parties actually executing such counterpart, and all of which together shall constitute one and the same instrument.

THIS AGREEMENT IS NOT VALID UNLESS AND UNTIL DULY EXECUTED BY IAI MANAGEMENT.

SIGNED ON THIS 19TH DAY OF SEPTEMBER 2004

Israel Aircraft Industries Ltd. /s/ J. Guttman —————————————— By: Jacob Guttman Title: Director of procurement & logistics	Odem Electronic (1992) Technologies Ltd. /s/ J. Neuhof —————————————— By: Jacob Neuhof Title: Managing director

/s/ J. Vistanetzky —————————————— By: J. Vistanetzky Title: Group Director Finance